EXHIBIT 3.1

                             ARTICLES OF AMENDMENT
                   TO THE RESTATED ARTICLES OF INCORPORATION
                                      OF
                          CONSOLIDATED GRAPHICS, INC.

      Pursuant to the provision of Article 4.04 of the Texas Business Corporation Act, Consolidated Graphics, Inc., a Texas corporation (the "Corporation"), adopts the following amendment to the Restated Articles of Incorporation of the Corporation:


                                     FIRST

      The name of the Corporation is Consolidated Graphics, Inc.

                                    SECOND

      The following amendment to the Restated Articles of Incorporation was adopted by the shareholders of the Corporation on July 29, 1998.

      The first paragraph of ARTICLE IV of the Corporation's Restated Articles of Incorporation is deleted in its entirety and replaced with the following:


            The aggregate number of shares which the corporation shall have authority to issue is 105,000,000 shares, of which 100,000,000 shares are classified as Common Stock, par value of $.01 per share ("Common Stock"), and 5,000,000 shares are classified as Preferred Stock, par value $1.00 per share ("Preferred Stock").

                                     THIRD

      The number of shares of the Corporation outstanding and entitled to vote at the time of the foregoing amendment was 13,213,058 shares; and the number of shares voted was 12,335,690.

      The designation and number of outstanding shares of each class or series entitled to vote thereon as a class were as follows:


            CLASS OR SERIES                   NUMBER OF SHARES OUTSTANDING
                                                  AND ENTITLED TO VOTE
            ---------------                   ----------------------------
                Common                                 13,213,058
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                                    FOURTH

      The holders of 10,199,174 shares, at least two-thirds of the issued and outstanding shares of the Corporation, entitled to vote on the foregoing amendment approved and adopted such amendment, and the holders of 2,131,110 shares entitled to vote on the foregoing amendment voted against such amendment.

                                             CONSOLIDATED GRAPHICS, INC.



                                             By:/s/ G. CHRISTOPHER COLVILLE
                                                    G. Christopher Colville,
                                                    Executive Vice President -
                                                    Mergers & Acquisitions